UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

RAND CAPITAL CORPORATION

(Name of the Registrant as Specified in its Charter)

User-Friendly Phone Book, LLC

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

On April 28, 2019, User-Friendly Phone Book, LLC published a newspaper advertisement in the Buffalo News, the text of which is filed as Exhibit 1 hereto and is incorporated herein by reference.

Exhibits

Exhibit 1	Newspaper Advertisement dated April 28, 2019.

Exhibit 1

Exhibit 1

ATTN: RAND CAPITAL SHAREHOLDERS Vote AGAINST the Proposed Transaction Control is being sold for only $3.00 per share an approximate 40% DISCOUNT to reported $4.99 Net Asset Value (NAV) per share! VOTE AGAINST! Shareholders could receive approximately 66% greater return by simply liquidating assets and no longer paying approximately $1 million per year in compensation to management! VOTE AGAINST! The Special Dividend may have NEGATIVE TAX consequences for Rand Shareholders! VOTE AGAINST! RAND’s NAV per share has declined for the past three years! Do not reward poorly performing management! Vote AGAINST all proposals at the Special Meeting on May 16, 2019! CERTAIN INFORMATION CONCERNING THE PARTICIPANT User-Friendly Phone Book, LLC (“UFPB”) is the sole participant in this solicitation. UFPB plans on making a filing with the Securities and Exchange Commission (“SEC”) consisting of a proxy statement and accompanying WHITE proxy card to be used to solicit proxies to vote against the proposed transaction with East Asset Management, LLC at the Special Meeting of Stockholders of Rand Capital Corporation (the “Company”) scheduled to be held on May 16, 2019. UFPB STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, UFPB WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO UPFB’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., TOLL FREE AT (800) 322-2885 OR (212) 929-5500. As of the date hereof, UFPB owns 1,455,993 shares of common stock of the Company, representing approximately 23.0% of the issued and outstanding shares of the Company.